Exhibit 10.2

ELEVENTH AMENDMENT TO
MODIFICATION, AMENDMENT, AND FURTHER EXTENSION
OF THE “AGREEMENT TO EXTEND OPTION” DATED EFFECTIVE ON DECEMBER 31, 2013
WHEREAS THIS AGREEMENT MODIFIES, AMENDS, AND EXTENDS THE PREVIOUS DECEMBER 31, 2013 AGREEMENT TO EXTEND OPTION BETWEEN THE FOLLOWING PARTIES:

EGPI Firecreek, Inc. on behalf of itself and all of its wholly  owned subsidiaries including, but not limited to, Energy Producers, Inc. (“EPI”), and conjunction with Mondial Ventures, Inc., and now amended to be by and through the Amalgamation processes between Shale Corp. and Newco resulting in the surviving entity now known as 2301840 Ontario Inc. Incorporated under the Laws of the Province of Ontario, and which is now a wholly owned subsidiary of Boomerang Oil, Inc. (formerly 0922337 BC LTD) (“Boomerang”), a Majority owned subsidiary of Mondial Ventures, Inc. ("Mondial"), having entered into an Agreement to Extend Option (the "Agreement") with Success Oil Company Inc. ("Success"), (individually and collectively referred to as the "Parties'', most recently on December 31, 2013, regarding a certain option agreement (the "Option Agreement") for participation rights in certain oil and gas property interests dated November 30, 2011 and most recently amended herewith as of February 28, 2015.

In the best interests of the parties the following provisions of the Agreement shall be revised, amended and or modified to read as follows:

Section 2, shall be restated to read: the Parties wish to extend the Option Agreement, through March 31, 2015 unless further modified or extended by the parties to this Agreement in writing and attached or made a part of hereto.

Section 5. shall be restated to read as follows:

March 31, 2015, unless further modified or extended by the parties to this Agreement in writing and attached or made a part of hereto.

Section 9.b. shall read as follows:

The note, which is acknowledged to be in default, and further as described in paragraphs 6 and 8, shall remain due and payable until April 1, 2014 during which time EGPI or Mondial may, within 5 days thereof, either i) pay the full amount due, or ii) convert the entire balance of the note to shares in EGPI Firecreek, Inc. (“EGPI”) or Mondial (“MNVN”) on terms then negotiated, but on terms no less favorable than those given to any other lender or creditor of EGPI or Mondial, and in accordance with rules and regulations governing such transactions. If neither of i) or ii) are acceptable to Success then the obligation created under the EGPI Note shall convert/revert to the Joint Operating Billing Statement (JIBS), and be attributable to the interest holders on a pro rata basis according to their interests, derived from the net of current existing proved producing revenues with reserves at the date of even with this agreement, according to interests then held by EPI, a wholly owned subsidiary of EGPI Firecreek, Inc. and, Boomerang Oil Inc., a majority owned subsidiary of Mondial, and under the same terms as agreed upon in the Note, and upon such occurring the then EGPI Note shall forever be fully discharged, voided and canceled by Success.

IN WITNESS WHEROF, the Parties have caused this Agreement to be executed on the date set forth below.
(These revisions, amendments, and or modifications shall be effective as of February 28, 2015.)

SUCCESS OIL CO., INC.	EGPI FIRECREEK, INC.,	MONDIAL VENTURES, INC.
	and on behalf of EPI	By and through Shale Corp. (now 2301840 Ontario Inc.) a wholly owned subsidiary of Boomerang Oil, Inc., a Majority owned subsidiary of Mondial Ventures, Inc.

/s/Jeru Morgan	/s/Dennis Alexander	/s/Dennis Alexander

By: Jeru Morgan,	By: Dennis Alexander	By: Dennis Alexander